Perpetual Industries Engages Ardour Capital Investments as Its Exclusive Investment Banker

CALGARY, AB and New York, June 10, 2015 – Perpetual Industries Inc. (OTC:PRPI), a developer of new and innovative energy efficient products, today announced that it has selected Ardour Capital Investments as its exclusive investment banker and financial advisor. Ardour will be focused on helping Perpetual to achieve its funding goals.

Ardour Capital Investments, LLC is a research and investment bank focused on Energy Technology / Alternative Energy & Power / Clean & Renewable Technologies. The firm offers a host of services including equity and debt financing, merger and acquisition, exchange listing, project finance, warrant conversion advisory, as well as business plan preparation and review, valuation analyses and strategic planning services. Ardour Capital Investments, LLC was founded in 2002 and is headquartered in New York City.

“After meeting with several investment banking and brokerage firms, we are pleased to be working with Ardour Capital,” said Brent W. Bedford, President and CEO of Perpetual Industries. “Ardour has an experienced team of finance professionals who specialize in working with companies that have products or technologies related to energy efficiency, the environment, alternative energy resources, and distributed generation. They have shown a tremendous understanding of Perpetual’s XYO Technology and the long term vision for the Company.”

“We are pleased to be working with Perpetual Industries,” said Brian Greenstein, Managing Partner and Co-founder of Ardour Capital. “Their XYO Technology is an innovative solution to how manufacturers currently deal with balancing and vibration. We are excited to help Perpetual with their financial needs so that they can focus on commercializing the technology across numerous industries and products.”

About Perpetual Industries Inc.

Incorporated in Nevada and based in Calgary, Alberta, Perpetual Industries Inc. (OTC:PRPI) is an emerging growth company focusing on research, development and industrial design of new and innovative energy efficient products. At its core is an automatic, mechanical balancing technology called XYO, used for balancing rotating parts in machines so that they produce less vibration and operate more efficiently. Perpetual sublicenses XYO to third parties and directly develops and manufactures products containing XYO. For more information, please visit: www.perpetualindustries.com.

Forward Looking Statements

This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve assumptions, expectations and projections about events subject to risk and uncertainty; these estimates reflect the best judgment, at the time, of our senior management. Expressions like “believe,” “anticipate,” “intend,” “estimate,” “expect,” and “project” identify them, but they do not always contain such words. They may relate to our anticipated sales performance and trends, operating income, cash flows, business strategies and initiatives, and other matters. Actual results may differ and matters and transactions may not proceed as contemplated. Unknown or unpredictable factors could have material adverse effects on our future results, performance or achievements.

We caution you not to rely unduly on our forward-looking statements. Investors should consider our Securities and Exchange Commission (SEC) filings, including our Registration Statement on Form S-1, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, especially the “Management’s Discussion and Analysis” and “Risk Factors” sections, and our Current Reports on Form 8-K.

We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, nor to update any news release, SEC filing, presentation, or website.

Investor Relations
Perpetual Industries Inc.
(403) 214-4321
info@perpetualindustries.com